Exhibit 99.1

Energy Focus, Inc.

First Quarter Conference Call Transcript

May 5, 2015

Operator:

Welcome to the Energy Focus Conference Call. As a reminder, today’s call is being recorded. And, at this time, I would like to turn the conference over to Marcia Miller. Please go ahead.

Marcia Miller – Interim Chief Financial Officer, Energy Focus, Inc.:

Thank you. Good morning everyone and thank you for joining us for Energy Focus’ first quarter 2015 earnings conference call. Today, James Tu, our Executive Chairman, Eric Hilliard, our President and Chief Operating Officer, and I will report on our results for the first quarter of 2015. The news release with our earnings results, and our quarterly report filed on form 10-Q have been posted to our website under the Investors section.

As a reminder, today’s discussion will include forward-looking statements, including predictions, expectations, estimates or other information that might be considered forward-looking. These forward-looking statements are subject to numerous risks and uncertainties. We encourage you to review our most recent filings with the Securities and Exchange Commission including our 10-K and 10-Q’s for a complete discussion of these factors and other risks that may affect our future results or the market price of our stock. We are not obligating ourselves to publicly release any revisions to these forward-looking statements in light of new information or future events.

Now I'd like to turn the call over to James.

James Tu – Executive Chairman, Energy Focus, Inc.:

Thanks Marcia. Good morning everyone and thank you for your participation in our first quarter 2015 earnings call. In this call, I will talk briefly about our overall progress during the first quarter of 2015, and Marcia Miller will discuss about our financials in more details. We will then open up for questions.

We are excited to report yet another quarter of rapid growth and equally importantly, our first profitable quarter after the restructuring took place in the second half of 2013 and in over 10 years.

During the first quarter, we continued to witness broadening adoption of our LED lighting products in the Navy channel and our commercial sales, although still quite small, are now starting to build pipeline and sales momentum. While US Navy product sales grew from $1.5 million in 1Q 2014 to $10.8 million, commercial, non-Navy product sales also grew 87% from $1.2 million to $2.3 million a year ago. We expect volumes from the Navy channel to remain robust and the growth from the commercial sales to continue to accelerate for the rest of the year as early pipeline opportunities start to materialize.

We are also very excited to report that our gross margin grew from 34% in the last quarter of 2014 and 29% in the first quarter of 2014 to 41% during the first quarter of 2015. The significantly better margin is the result of a combination of economy of scale from higher, consistent component purchasing volumes for our military products, and exceptional excellence in continuous improvement on labor and logistics efficiencies in our production team. We believe that, barring very large sales opportunities that might warrant one-time discounts, gross margin over 35%, which remains our long-term goal, is here to stay for the remainder of 2015.

And we are pleased to announce our first quarterly operating and net income in many years. We were able to achieve this dramatic turnaround by improving gross margins, as well as keeping our overhead under control despite of aggressive implementation of our growth strategies.

Also during the quarter, we were able to complete the product development of commercial Intellitube®, which has just been launched in early April and already received tremendous interest from our customers and prospects. Intellitube has also just obtained Design Light Consortium or DLC qualification so it’ll be eligible for utilities’ rebates. As we said in our April press release, we believe that Intellitube will be a game-changing product as it will be the only LED tube the world needs with proven quality from our 10+ years of R&D experience with the U.S. Navy and lowest total cost of ownership. It effectively addresses more than 1/3 of the lighting market and over 70% of the business lighting market where fluorescent lights dominate today.

For anyone interested in seeing and understanding this groundbreaking product, please visit our booth at Lightfair from today, May 5th, to May 7th in New York’s Javits Center. In addition, we’re pleased to announce that Intellitube was just selected by the Edison Report to be one of the “Top 10 Must-See Products” in this year’s Lightfair.

Our product development effort will not stop here after we introduce Intellitube. We continue to expand and we expect to further elevate the performance and intelligence of Intellitube as the next generation business lighting platform, and we will introduce more products complementary to Intellitube to fit the needs of our enterprise customers.

Overall, Energy Focus is not only improving financially but also maintaining a rapid year-over-year growth pace. While it’s still too early to declare success, our continuing growth and profitability resulting from the confluence of our unique positioning and singular focus in the business lighting market on top of our outstanding team effort that embodies continuous improvement that constantly drive up sales and improve operating efficiency while control spending in every aspect of our operations. And such encouraging results illustrates the most exciting and enlightening, but often neglected part of our transformation over the past 18 months, which is that we’ve successfully built an entrepreneurial and experimental culture that now permeates every part of our organization and serves as the bedrock for our continuing expansion in the rapidly changing and growing LED lighting industry.

At this point, based on our current backlog and visible order pipeline, we believe that our record first quarter 2015 results will not be a blip of strength, but yet another level of quarterly sales run rate we aim to break through. Meantime, we continue to focus on blazing the trails and setting an ever-higher standard of excellence in the lighting industry, and growing the business over the long-term along the way. And needless to say, we remain confident of reaching our long-term annual growth target of 50% for the remainder of 2015.

Now I’d like to turn the call to our interim CFO, Marcia Miller, for more specifics on the financials after which we will be happy to answer any question you might have. Marcia?

Marcia Miller – Interim Chief Financial Officer:

Thank you James.

As James said, are very pleased with our sales growth and return to profitability during the quarter. For the first quarter of 2015, Energy Focus recorded record net sales of $13.1 million compared to $4.9 million in the prior year’s first quarter representing an increase of 167% year-over-year and a sequential increase of 39% from the fourth quarter. Historically, we had reported two segments of our business; the products segment and the solutions segment. During the third quarter of 2014, we began shifting our focus away from providing turnkey solutions so we could align our resources with developing and selling LED products into the commercial and government markets. During the first quarter of 2015, we completed the remaining solutions-based jobs, recorded $23 thousand in revenue for these jobs, and will no longer be reporting a separate solutions segment. In the prior year’s first quarter, we recorded revenue of $2.2 million for turnkey solutions. If we exclude this revenue in both periods, net sales increased 380 percent for the quarter.

Our growth was driven primarily from sales of our military Intellitube product for the U.S. Navy, and made up over 80 percent of our sales for the quarter. We did see growth in our commercial products both from the prior year’s first quarter, as well as sequentially from the fourth quarter, as we continued to build our pipeline.

Turning to gross margins, we saw a 12.2 point improvement in the first quarter from the prior year’s first quarter with gross margins at 41.1% of net sales compared to 28.9% last year. The overall increase in gross margins was the result of improved operating efficiencies in our supply chain, building economies of scale from sales volume increases and product cost reduction efforts from value engineering processes, as well as changes in sales product mix where turnkey solutions sales historically carried lower margins. Gross margins for the quarter exceeded our target of 35% and while we are pleased, we don’t anticipate them remaining at a level much greater than 35% over the longer-term due to competitive pricing pressure, mostly in the commercial and ESCO markets where we are expecting growth and particularly when commercial sales begin to account for a larger percentage of our overall sales. As we’ve said in the past, we strive to be the highest performance, lowest cost, client centric tubular LED retrofit provider in the market and do not compete solely on the basis of price, but rather on the total value we provide our customers over the life of the product. But, as our sales mix changes, we would expect gross margins to decrease from their current levels.

Operating expenses increased by $1.7 million to $4.2 million in the quarter including approximately $391 thousand for severance and settlement charges, compared to $2.5 million in the first quarter of 2014. $1.3 million of the increase is due to higher selling, general and administrative expenses, primarily for the severance and settlement charges I mentioned, higher recruiting costs as we add human capital to support our growth, higher salaries and related benefits as we build out our direct sales force and higher performance incentives tied to our improved financial performance. Product development expenses increased $352 thousand from the prior year due to higher legal and outside testing fees we incurred for our commercial Intellitube product line we announced in April, as well as increased salaries and related benefits as we continue to expand our investment in the development of LED lighting technologies and products.

As James said in the press release, this quarter is the first quarter where we were profitable from operations since our restructuring in the second half of 2013. We have added costs to our business as we build out an infrastructure that will support our growth, and we will continue to add costs as necessary.

Moving to the balance sheet, we ended the quarter with $7.1 million in cash, net of credit line borrowings, and this is about the same as it was at December 31, 2014. . We did receive $2.5 million in February from the exercise of outstanding warrants and used that cash to grow inventory to support future sales. Our inventory balance stood at $10.8 million at quarter end, which is an increase of $3.5 million from December 31, 2014. We believe that we have sufficient inventory to meet our continuing growth and we do not expect inventory to continue to grow at the same rate it has over the past six months, if it even grows at all. Our accounts receivable balance was $3.1 million at the end of the quarter; the same as at year-end. Days sales outstanding were 25 at quarter end; a three day improvement from 28 day at the end of 2014. Shareholders’ equity increased $3.8 million during the quarter to $13.5 million due to the warrant exercises and profit for the quarter.

We are off to a strong start in 2015 and returning to profitability is tangible proof that the company’s transformation, which began in the second half of 2013 is proving successful.

With that, I’d like to open the call for questions.

Bill Hardy - Participant:

Greetings from Dallas and I would like to say that this is the most fantastic quarter that I have witness in the last five years as an investor in Energy Focus. So you’re much, much to be congratulated on the effort that was put for. My question has to do with the approval by the agencies in Asia and Europe of Intellitube similar to the approval that was received in United States. And your release you said that the sales would be U.S. type sales and of course I’m interested and when we’ll get busy on selling to countries outside the United States?

James Tu - Executive Chairman:

Bill as we announced, at this point we are focusing in the U.S. market and it’s such a vast market and we want to be able to concentrate in the U.S. this year. And, as you know from our previous presentations there are about 2 billion sockets installed the U.S. representing over 20 billion dollars of opportunity. So we certainly don’t need to be anywhere else, as long as we can be very successful this year in the U.S. And, this is our singular focus so far.

We will be launching the next generation of Intellitube obviously; it’s already under development. At that point we will be launching Intellitube in select countries that we believe will carry the most potential for this product and as you can imagine the areas that will be very conducive to Intellitube such as Europe or Japan or other places of the world that need the linear socket plug-n-play option. So to your question, we are focusing on the U.S. this year and we will selling to very select countries when we are ready.

Bill Hardy – Participant:

Okay, thank you. I appreciate your answer.

James Tu - Executive Chairman:

Thanks for your patience.

Operator:

There are no further questions at this time. I will turn it back over to our speakers for any additional or closing remarks.

James Tu – Executive Chairman:

Well thanks everyone again for your participation. We look forward to the next quarterly call. Thank you and have a great day.

Operator:

And that does conclude today’s conference. We thank everyone again for their participation.